AMENDMENT TO WARRANT AGENCY AGREEMENT


                                     between

                            PEASE OIL AND GAS COMPANY

                                       and

                   AMERICAN SECURITIES TRANSFER & TRUST, INC.


                            Dated as of March 3, 1998










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     This Amendment to Warrant Agency Agreement ("Amended Agreement"),  dated as of March 3, 1998, is between Pease Oil and Gas Company (formerly Willard Pease Oil and Gas Company), a Nevada corporation (the "Company"), and American Securities Transfer & Trust, Inc. (formerly American Securities Transfer, Inc.), a Colorado corporation (the "Warrant Agent").

     WHEREAS, the Company and the Warrant Agent entered into a Warrant Agency Agreement ("Agreement") dated as of August 23, 1993 and the Agreement was amended as of January 5, 1995;

     WHEREAS,  the Company desires to extend the "Expiration Date" as defined in
Section 2 of the Agreement;

     WHEREAS, Section 29 of the Agreement provides that "the Company and the Warrant Agent may from time to time supplement or amend the Agreement without the approval of any Warrant holders . . . to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant agent may deem necessary or desirable and which shall not adversely affect the interests of the Warrant Holders, including . . . the making of any provisions for an extension of the Expiration Date . . ."; and

     WHEREAS, the Company and the Warrant Agent wish to enter into this Amended Agreement to reflect the extension of the Expiration Date of the Warrants such that the Warrants shall expire, if not previously exercised by holders, on August 13, 1999.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     1. Amendment. The first paragraph of Section 2 of the Agreement and such other portions of the Agreement referencing the Expiration Date are hereby amended to reflect that:

     ". . . Each Warrant Certificate shall entitle the registered holder thereof, subject to the provisions of this Agreement, as amended, and of the Warrant Certificate, to purchase, on or before the close of business on August 13, 1999 (the "Expiration Date"), one fully paid and non-assessable share of Common Stock for each Warrant evidenced by such Warrant Certificate, . . ."

     2. No Other Amendments. All other terms and conditions of the Agreement, as heretofore amended, shall remain in full force and effect. This Amendment to Warrant Agreement shall be made a part of the Agreement and be interpreted in conjunction therewith.

     IN WITNESS WHEREOF, the parties hereto have caused this Amended Agreement to be duly executed, in counterparts, effective as of the day and year first above written.

PEASE OIL AND GAS COMPANY                        AMERICAN SECURITIES TRANSFER
                                                 & TRUST, INC.


By /s/ Willard H. Pease, Jr.                      By /s/ Kellie Gwinn
   -----------------------------------            ------------------------------
      Willard H. Pease, Jr., President            Title: Senior VP